As filed with the Securities Exchange Commission on May 28, 2024

Registration Statement No. 333-266983

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-266983

UNDER

THE SECURITIES ACT OF 1933

BUSINESS FIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Louisiana	20-5340628
(State of incorporation or organization)	(I.R.S. Employer Identification Number)
500 Laurel Street, Suite 101 Baton Rouge, Louisiana 70801 (225) 248-7600
(Address of principal executive officers and zip code)

BUSINESS FIRST BANCSHARES, INC. 2017 EQUITY INCENTIVE PLAN

(Full title of the plan)

David R. (“Jude”) Melville III

President and Chief Executive Officer

Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801

(225) 248-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Lowell W. Harrison, Esq.

Kevin E. Strachan, Esq.

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

(512) 583-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b−2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non−accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

EXPLANATORY NOTE

Business First Bancshares, Inc. (the “Registrant” or “Business First”) previously filed a Registration Statement on Form S-8 on August 19, 2022 (File No. 333-266983) (the “Prior Registration Statement”) with respect to the offer and sale of shares of its common stock issuable under the Company’s 2017 Equity Incentive Plan, as amended (the “2017 Plan”).

On May 23, 2024 (the “Effective Date”), Company shareholders approved the Company’s 2024 Equity Incentive Plan (the “2024 Plan”) as a successor to the 2017 Plan. No future awards will be made under the 2017 Plan on or after the Effective Date. The following shares are authorized for issuance under the 2024 Plan: (i) 645,000 newly authorized shares (the “Newly Authorized Shares”); (ii) 90,608 shares of common stock that were available for issuance under the 2017 Plan and previously registered under Prior Registration Statement, which shares ceased being available for issuance under the 2017 Plan on the Effective Date and which shares shall be issuable under the 2024 Plan; (iii) shares subject to existing awards under the 2017 Plan which become available for future grants under the 2024 Plan as a result of forfeiture or repurchase pursuant to the terms of the 2017 Plan, which shares shall become issuable under the 2024 Plan (together, with the shares described in (ii) above, the “Carryover Shares”); and (iv) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2024 Plan.

Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement (this “Post-Effective Amendment”) to amend the Prior Registration Statement to remove the Carryover Shares from registration under the Prior Registration Statement. The Registrant incorporates the contents of the Prior Registration Statement herein by reference.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a registration statement on Form S-8 to register the Newly Authorized Shares and the Carryover Shares for issuance under the 2024 Plan pursuant to the Commission’s Securities Act Forms Compliance and Disclosure Interpretation 126.43.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 28th day of May, 2024.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
David R. Melville, III
President, Chief Executive Officer and Acting Chairman of the Board